Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the A Ordinary Shares, par value £0.30 per share, of Eros International Plc, an Isle of Man private limited company, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 20th day of December 2017.

Vijay Ahuja Vijay Ahuja

SG Kleinwort Hambros Trust Company (CI) Limited as Trustee of Ganesh Trust

By: Neda Borhani-Chick Name: Neda Borhani-Chick
Title: Authorized Signatory

By: Isabelle Seymour Name: Isabelle Seymour
Title: Authorized Signatory